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                                   EXHIBIT 5.1

July 16, 2003

Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Registration on Form S-8 of Belden Inc. with respect to the Belden Inc. 2003 Long-Term Incentive Plan

Ladies and Gentlemen:

         I am Vice President, Secretary and General Counsel of Belden Inc., a Delaware corporation (the "Company"), and am familiar with the registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the registration of 800,000 shares of the Company's common stock, $.01 par value (the "Shares"), issuable pursuant to the Belden Inc. 2003 Long-Term Incentive Plan (the "Plan"). I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary in order to render the opinion set forth below.

         Based on the foregoing, it is my opinion that the 12,000 shares issued under the Plan pursuant to Section 11 of the Plan are and the shares (which may be issued in the future pursuant to the Plan, when issued and sold in accordance with the terms of the Plan) will be legally issued, fully paid and nonassessable.

         I consent to the use of my name in such registration statement and also to the filing of this opinion as an exhibit to the registration statement.

         The opinion set forth in this letter is rendered only to you pursuant to Regulation S-K, Rule 601 under the Securities Act of 1933 in connection with the Registration Statement and may not be relied upon by any other person for any purpose without my prior written consent.

Yours very truly,

/s/ Kevin L. Bloomfield
Kevin L. Bloomfield
Vice President, Secretary
and General Counsel